EXHIBIT 99.2

Golden Bull Award Presented Golden Bull Award 2020 for

Outstanding SMEs to YIPPI

PETALING JAYA, September 15, 2020 - TOGA LIMITED (OTC:TOGL) is pleased to announce its Social Messaging App YIPPI received the Golden Bull Award 2020 for Outstanding Small and Medium Enterprises (SMEs) from Golden Bull Award on September 4, 2020.

YIPPI was amongst the top 100 outstanding SMEs winners in Malaysia of the Golden Bull Award 2020, which recognizes the comprehensive range of products and services being offered, from mobile app development to web application.

Established 17 years ago, the Golden Bull Award has served as the ultimate award for successful businesses with the aim to serve as an effective platform to benchmark successful businesses, inspiring more businesses, both SMEs and corporates, to strive for greater excellence.

The awards are divided into three categories which are the Super Golden Bull, Outstanding SMEs and Emerging SMEs based on the revenue of the winning companies. YIPPI received the award under the “Most Outstanding SMEs Award” category with an annual turnover of RM5 million and above.

The Golden Bull Award 2020 for Outstanding SMEs is the second award received by YIPPI. The first – TheBrandLaureate SMEs BestBrands e-Branding Awards 2020 – was received on August 3, 2020.

Winning the Golden Bull Award 2020 for Outstanding SMEs records our achievement in developing YIPPI, a daily essential App that provides everything individuals need for communication, online social circle, live streaming, e-commerce platform, and a powerful feature that takes care of our wellness.

As an award recipient, YIPPI will be able to take part in various Golden Bull Club activities such as the Belt and Road Trade and Investment Missions, the annual SME CEO Forum, local and regional business matching sessions, and networking sessions.

YIPPI will continue to offer an even greater platform for young creators and provide a one-stop solution for SME for our customers, besides encouraging the young generation to own their own businesses, become entrepreneurs and to be the masters of their own life.

Contact:

Alexander D. Henderson

TOGA LIMITED, 515 S. Flower Street, 18th Floor, Los Angeles, CA 90071

(949) 333-1603

info@togalimited.com

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Toga Limited or its management (the “Company”) "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the Company's guidance, outlook, growth, opportunities and long-term strategy. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the impact of the COVID-19 pandemic; the Company's ability to execute on its long-term strategy; the Company's ability to successfully compete in its intensely competitive industry; the Company's ability to manage its growth; the Company's ability to maintain or improve its operating margins; the Company's ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; accounting standard changes; and other factors as set forth from time to time in the Company's Securities and Exchange Commission filings, including, without limitation, the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company intends these forward-looking statements to speak only as of the time of this Press Release and does not undertake to update or revise them as more information becomes available, except as required by law.